Exhibit 1.2

[Translation]

Regulations of the Board of Directors

Pepper Food Service Co., Ltd.

Regulations of the Board of Directors

Article 1. (Purpose)

1.

The purpose of these Regulations is to set forth matters related to the operation and agendas of the Board of Directors under the Companies Act (Number 86 of 2005) and Article 28 of the Articles of Incorporation of Pepper Food Service Co., Ltd.

2.	Unless provided for by laws and ordinances and the Articles of Incorporation, matters related to the Board of Directors shall be governed by these Regulations.

Article 2. (Constitution)

1.	The Board of Directors shall consist of all of the Directors.

2.	Auditors shall attend meetings of the Board of Directors and express opinions in such meetings if deemed necessary.

Article 3. (Types)

There shall be regular and extraordinary meetings of the Board of Directors.

Article 4. (Date of Meetings)

1.	Meetings of the Board of Directors shall be held in the head office’s conference room once a month; provided, however, that the place may be changed or the meeting may be called off on prior notice.

2.	Extraordinary meetings of the Board of Directors shall be held as necessary.

Article 5. (Convening Person)

1.

Meetings of the Board of Directors, unless otherwise provided for in laws or ordinances, shall be convened by the Director and President; provided, however, that, if the President is unable to act, meetings shall be convened by the Senior Managing Director and the Managing Director in that order.

2.	Any Director, by submitting a document describing the purpose of the meeting, may request the person with the right to convene meetings of the Board of Directors that he/she call such a meeting.

3.

In the case where a request has been made under the preceding Paragraph and no notice of a meeting of the Board of Directors has been given within five (5) days of such request to meet in two (2) weeks after such request, the Director who requested such meeting may convene such meeting himself/herself.

4.

The preceding Paragraph shall apply to the case where a Corporate Auditor requests convocation of a meeting of the Board of Directors to report an act of violating laws or ordinances or the Articles of Incorporation on the part of any Director to the Board of Directors.

Article 6. (Procedure for Calling a Meeting)

1.

A notice for a meeting of the Board of Directors shall be given in writing to all Directors and Corporate Auditors at least (3) days before the day of the meeting, stating the date, time, place, and purposes of the meeting.

2.	If there is urgency, with the consent of all Directors and Corporate Auditors, the time period may be shortened and a meeting may be convened orally.

Article 7. (Chair)

The Director and President shall chair the Board of Directors; provided, however, that, in case the President is unable to act, the Chair shall be the Senior Managing Director and the Managing Director in that order.

Article 8. (Method of Resolution)

1.	A resolution at a meeting of the Board of Directors shall be passed if a majority of the voting Directors are present and a majority of Directors present vote for it.

2.	Any Director who has a special interest in an agenda of the meeting may not participate in resolution of such agenda.

Article 9. (Omission of Resolution by the Board of Directors)

1.

In the case where a Director proposes a matter subject to resolution by the Board of Directors, if there is explicit agreement in writing or by electromagnetic means of all Directors on the matter, a resolution of the Board of Directors shall be deemed to have been adopted to approve such matter (unless any Corporate Auditor states an objection to such proposal).

2.

A Director who makes a proposal under the preceding Paragraph shall notify the following to the Director and President, and the Director and President shall notify those to all Directors and Corporate Auditors in writing or by electromagnetic means:

(1)	The matter subject to resolution

(2)	The due date for each Director to express his/her agreement

(3)	The due date for the Corporate Auditors to state an objection

3.

A resolution by the Board of Directors shall be deemed to have been passed under Paragraph 1 at the time when all Directors expressed their agreement on the proposal in writing or by electromagnetic means.

Article 10. (Matters to Be Resolved)

1.	The matters to be resolved by the Board of Directors shall be set forth in Appendix 1 (Matters Subject to Resolution by the Board of Directors; Regarding Article 10)

2.	Notwithstanding the provision in the preceding Paragraph, any matter should be subject to deliberation by the Board of Directors if deemed necessary by the Board.

3.

Even if a matter is listed in Appendix 1 (Matters Subject to Resolution by the Board of Directors; Regarding Article 10), in an emergency or under an unavoidable circumstance, the Director and President, unless violating any law or ordinance or the Articles of Incorporation, may execute a business operation in the absence of any resolution by the Board of Directors. In such case, the matter must be subject to an ex-post facto approval at the subsequent Board meeting.

Article 11. (Matters to Be Reported)

1.

The Representative Director and Executive Directors shall report or explain the status of implementing business operation of the company, matters set forth in Appendix 2 (Matters to Be Reported to the Board of Directors; Regarding Article 11) that are deemed important, and necessary information related to such matters at the meetings of the Board of Directors at least once in every three (3) months; provided, however, that, depending on the matter, the Representative Director and Executive Directors may have other Directors in charge of the matter report or explain.

2.	Any Director who engages in any competitive transaction or transaction on his/her own behalf shall report material matters of such transaction to the Board of Directors without delay.

Article 12. (Attendance by Persons Other Than Directors or Corporate Auditors)

The Chair, when deemed necessary for deliberation by the Board of Directors, may have a person in charge of the business operation related to an agenda or any other person considered appropriate attend meetings of the Board of Directors and request his/her opinions or explanations.

Article 13. (Notification of Absence)

Any Director or Corporate Auditor who is unable to attend a meeting of the Board of Directors for an unavoidable reason shall notify the person who convenes such meeting not later than the day before the meeting.

Article 14. (Minutes)

1.

The Chair shall write or digitally record the proceedings at meetings of the Board of Directors, their results, and other matters set forth by laws and ordinances in the minutes to which the Directors and Corporate Auditors present shall affix their names and seals.

2.	The minutes set forth in the preceding Paragraph shall be kept at the head office for ten (10) years from the date of the Board meeting.

3.

Matters that are deemed to have been approved by a resolution of the Board of Directors under Article 9 and other matters set forth in laws and ordinances shall be written or electromagnetically recorded in the minutes.

4.

The minutes set forth in the preceding Paragraph and the written or electromagnetic records of Directors’ explicit agreement under Paragraph 1 of Article 9 shall be kept at the head office for ten (10) years from the day set forth in Paragraph 3 of the same Article.

5.	A copy of the minutes and reference materials of a meeting of the Board of Directors shall be sent to Directors and Corporate Auditors who were absent.

Article 15. (Secretary)

1.	The Board of Directors shall have a secretary who shall be a member of the department of general affairs and human resources.

2.	A secretary, under an order of the Chair, shall organize the meetings of the Board of Directors, prepare and keep the minutes and perform other administrative duties for the Board.

Article 16. (Amendment or Abolishment of Regulations)

The amendment or abolishment of these Regulations shall be subject to the regulations for the management of regulations.

Supplementary Provisions

These Regulations shall come into force on January 1, 2002.

The revision of these Regulations shall come into force on December 25, 2002.

The revision of these Regulations shall come into force on September 10, 2004.

The revision of these Regulations shall come into force on November 10, 2005.

The revision of these Regulations shall come into force on July 16, 2008.

The revision of these Regulations shall come into force on November 16, 2009.

The revision of these Regulations shall come into force on March 14, 2016.

The revision of these Regulations shall come into force on October 17, 2016.

Appendix 1 (Matters Subject to Resolution by the Board of Directors; Regarding Article 10)

1.	Matters related to management policies and plans

(1)	Determination of basic policies of management

(2)	Determination of mid-term management plans

(3)	Determination of annual business plans

2.	Matters related to the settlement of accounts and budgets

(1)	Approval of quarterly and annual financial statements

(2)	Approval of the summary of financial reports (Tanshin)

(3)	Determination of interim dividends

(4)	Determination of annual budgets

(5)	Determination of the revision of budgets

(6)	Determination and revision of material accounting policies and standards

(7)	Contractual agreement with independent auditors

3.	Matters related to general meetings of shareholders

(1)	Determination to convene general meetings of ordinary and class shareholders

(2)	Determination of agendas proposed to general meetings of shareholders

(3)	Determination of matters as authorized by the general meetings of shareholders

4.	Matters related to the Board of Directors

(1)	Approval of self-dealing, transactions involving conflicts of interest, and competitive transactions

(2)	Appointment and removal of representative directors

(3)	Appointment and removal of executive directors

(4)	Release of the responsibilities of Directors, etc. by a resolution of the Board of Directors as authorized by the Articles of Incorporation

(5)	Working as Director concurrently for this company and for other companies

(6)	Allocation of compensations and bonuses to Directors

5.	Matters related to stock

(1)	Setting of the date of record

(2)	Appointment and removal of a transfer agent and determination of its place of administration

(3)	Amendment and abolishment of the Share Handling Regulations

(4)	Determination of the repurchase price and other issues in case of buying back treasury stock with the consent of shareholders

(5)	Acquisition of treasury stock through market transaction as authorized by the Articles of Incorporation

(6)	Determination of the date to buy back callable stock

(7)	Determination to call in case of partially buying back callable stock

(8)	Retirement of treasury stock

(9)	Splitting of stock

(10)	Stock dividends

(11)	Amendment to the Articles of Incorporation to provide for an increase in the number of shares per share unit or for the number of shares per share unit in case the unit is held constant.

(12)	Revision of the Articles of Incorporation to decrease the number of shares per share unit or abolishment of the share-unit system.

(13)	Auction sale of stock

(14)	Third party allocation

(15)	Determination of the offering of new issues of the company stock and similar securities

(16)	Allocation of offered shares of the company stock and similar securities

(17)	Determination of the new offerings of stock acquisition rights or corporate bonds with stock acquisition rights

(18)	Allocation of stock acquisition rights or corporate bonds with stock acquisition rights offered

(19)	Determination of the acquisition date of stock acquisition rights with transfer restrictions

(20)	Determination of the date to buy back callable stock acquisition rights

(21)	Determination to call in case of partially buying back callable stock acquisition rights

(22)	Retirement of stock acquisition rights that were bought back

(23)	Free distribution of stock acquisition rights

(24)	Determination of the offering of new corporate bonds

(25)	Allocation of corporate bonds offered

6.	Matters related to capital and assets

(1)	Acquisition and disposal of properties worth 50 million yen or more per item

(2)	Transfer of business worth 50 million yen or more per item

(3)	Borrowing of 70 million yen or more per case

(4)	Pledging of collateral worth 70 million yen or more per item

(5)	Lending to suppliers or customers in the amount of 10 million yen or more per case

(6)	Debt guarantee of 10 million yen or more per case

(7)	Forgiving a loan of 10 million yen or more per case

(8)	Acquisition of or investment in and disposal of securities worth 10 million yen or more per item

(9)	Development of new businesses for which the total investment is 10 million yen or more per project

(10)	Sublicense contract of 50 million yen or more per case

(11)	Business alliance for which the total investment is 50 million yen or more per deal

(12)	Development and deployment of new systems costing 10 million yen or more per item

(13)	Contract of 50 million yen or more per case

(14)	Donation of 500,000 yen or more per case

(15)	Acceptance of sponsorship of 30 million yen or more per case

(16)	Derivative transactions

(17)	Expenditure other than the above Items for 50 million yen or more per spending (excluding costs incurred regularly, such as fixture, equipment, and furniture of stores and salaries)

7.	Matters related to the organizations and human resources

(1)	Relocation of the head office

(2)	Establishing and closing of branches, departments, and offices

(3)	Approval of personnel change of executives above branch manager, head of department, and head of office

(4)	Determination of basic policies of personnel systems

8.	Others

(1)	Lawsuit involving 10 million yen or more per case

(2)	Determination of banks to use

(3)	Revision or abolishment of the regulations for the management of regulations

(4)	Approval of internal control reports

(5)	Commissioning of advisors

(6)	Matters other than the above Items as deemed necessary by the Board of Directors

Appendix 2 (Matters to Be Reported to the Board of Directors; Regarding Article 11)

(1)	Monthly balance sheets, income statements and cash flow plans

(2)	Status of implementing business plans

(3)	Status of implementing research and development plans

(4)	Important matters related to finance

(5)	Important matters related to personnel and salaries

(6)	Important matters related legal affairs such as lawsuits

(7)	Determination of organizational change within the headquarters

(8)	Determination of opening or closing of new stores

(9)	Reporting on decisions related to important rebuilding and remodeling of the existing stores

(10)	Reporting on decisions related to development and change of business types and categories

(11)	Reporting on keeping and management of information related to the performance of job duties by Directors

(12)	Reporting on overall compliance

(13)	Reporting on risk management

(14)	Important matters subject to approval by the Director and President

(15)	Borrowing of 30 million yen or more per case

(16)	Pledging of collateral of 30 million yen or more per item

(17)	Entertainment expenses and other expenditure related to executives